Exhibit 99.1

ACADIA REALTY TRUST REPORTS SECOND QUARTER 2017 OPERATING RESULTS

RYE, NY (July 25, 2017) - Acadia Realty Trust (NYSE:AKR) (“Acadia” or the “Company”) today reported operating results for the quarter ended June 30, 2017. All per share amounts are on a fully-diluted basis.

Acadia operates dual platforms, comprised of a high-quality core real estate portfolio (“Core Portfolio”), which owns and operates meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors, and a series of discretionary, institutional funds (“Funds”) that target opportunistic and value-add investments.

Please refer to the tables and notes accompanying this press release for further details on operating results and additional disclosures related to FFO and net income.

Highlights

•	Earnings: Generated earnings per share of $0.14 for the second quarter; funds from operations (“FFO”) per share of $0.37 for the second quarter, and FFO of $0.38 per share before acquisition costs

•	Core Portfolio Operating Results: Generated same-property net operating income growth of 1.8% for the second quarter; reported a leased rate of 95.2% as of quarter end

•	Fund Acquisitions: Fund V acquired its first investment during the second quarter for $35 million; Fund V also has $44 million of acquisitions under contract

•
Fund Dispositions: Completed a $6 million Fund IV disposition during the second quarter, resulting in a 29% IRR and 2.2x multiple; additionally, Fund III sold a $22 million property in July 2017, resulting in a 14% IRR and 1.6x multiple; Fund II also has $96 million under contract for sale

•
Balance Sheet: Maintained conservative leverage levels during 2017, as indicated by a net debt to EBITDA ratio of 4.5x and a fixed-charge coverage ratio of 4.5x, both for the Core Portfolio; Acadia did not issue any equity during the second quarter

“Our company continues to successfully execute its dual-platform strategy, as reflected in our solid second-quarter results,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “Over the past several years, we have built a high-quality core portfolio, with a concentration of live-work-play, urban and street-retail locations in our nation’s key gateway cities. Not only is there significant growth to harvest within our existing core and fund investments, but also, we have dry powder, in both platforms, that enables us to opportunistically respond to overreactions to today’s cyclical headwinds and secular shifts. All in all, we remain well positioned and active.”

FINANCIAL RESULTS

Net income attributable to common shareholders for the quarter ended June 30, 2017 was $12 million, or $0.14 per share. Net income attributable to common shareholders for the quarter ended June 30, 2016 was $18 million, or $0.24 per share, which included $4 million, or $0.06 per share, of gain from a Fund property disposition. Net income attributable to common shareholders for the six months ended June 30, 2017 was $27 million, or $0.33 per share. Net income attributable to common shareholders for the six months ended June 30, 2016 was $46 million, or $0.64 per share, which included $19 million, or $0.27 per share, of gain from two Fund property dispositions.

FFO for the quarter ended June 30, 2017 was $33 million, or $0.37 per share, which was net of $0.2 million of acquisition costs. This compares to FFO for the quarter ended June 30, 2016 of $29 million, or $0.37 per share, which was net of $0.7 million of acquisition costs. FFO for the six months ended June 30, 2017 was $69 million, or $0.77 per share, which was net of $0.3 million of acquisition costs. This compares to FFO for the six months ended June 30, 2016 of $60 million, or $0.78 per share, which was net of $0.9 million of acquisition costs.

CORE PORTFOLIO

Core Operating Results

Same-property NOI in the Core Portfolio increased 1.8% for the quarter ended June 30, 2017, compared to 2016, excluding redevelopment activities. The Company reaffirms its previously-announced guidance for full-year same-property NOI growth of 0.0% to 2.0%.

The Core Portfolio was 95.0% occupied and 95.2% leased as of June 30, 2017, compared to 95.6% occupied and 95.7% leased as of March 31, 2017. The leased rate includes space that is leased but not yet occupied.

During the quarter, the Company generated a 14.6% increase in average rents on a GAAP basis, and a 9.5% increase on a cash basis, on 20 new and renewal leases aggregating approximately 173,000 square feet.

FUND PLATFORM

Fund Acquisitions

Through June 30, 2017, the Company has completed $71 million of Fund acquisitions, including $35 million completed during second quarter 2017 as follows:

Plaza Santa Fe, Santa Fe, NM (Fund V). In June 2017, Acadia acquired a 230,000 square-foot suburban shopping center in Santa Fe, NM for $35 million. The property is 99% leased and key tenants include TJ Maxx, Ross Dress for Less, PetSmart and Ulta. Staples, recently, did not exercise its option, and the suite was immediately filled by Total Wine at a higher rent. This investment is consistent with the Fund platform’s high-yield opportunistic strategy.

Shaw's Plaza - Windham, Windham, ME (Fund IV). In June 2017, Acadia opportunistically acquired a 124,000 square-foot grocery-anchored property in Windham, ME. As previously reported, Fund IV made a $9 million loan on the property as part of its acquisition of the Northeast Grocery Portfolio in October 2016. As such, this acquisition is excluded from the above volume metrics.

Fund V also has $44 million of acquisitions under contract (the “Pending Acquisition Amount”). As the Pending Acquisition Amount is subject to customary closing conditions, no assurance can be given that the Company will successfully close on the Pending Acquisition Amount.

Fund Dispositions

Through June 30, 2017, the Company has completed $53 million of Fund dispositions, including $6 million completed during second quarter 2017 as follows:

1701 Belmont Ave, Baltimore, MD (Fund IV). In June 2017, Fund IV, in partnership with MCB Real Estate, completed the sale of 1701 Belmont Ave, a 59,000-square foot property in Baltimore, MD, for $6 million. In December 2012, the fund opportunistically acquired this high-yield property, which was fully leased to Best Buy, for $5 million. Best Buy’s lease expired in January 2017, and the next use is expected to be self-storage. This sale generated a 29% IRR and 2.2x multiple on the fund’s equity investment. During the 4.6-year hold period, the property’s net operating income returned 79% of the original purchase price.

In July 2017, the Company completed $22 million of Fund dispositions as follows:

New Hyde Park Shopping Center, New Hyde Park, NY (Fund III). In July 2017, Fund III completed the sale of New Hyde Park Shopping Center, a 32,000-square foot retail strip center in New Hyde Park, NY, for $22 million. This compares to an all-in cost basis of $18 million. During its 5.5-year hold period, the fund recaptured and re-tenanted a 16,000-square foot, below-market Annie Sez with PetSmart and Chop’t, completed a façade renovation, and executed new small-shop leases with Smashburger, European Wax Center, and Club Pilates. This sale generated a 14% IRR and 1.6x multiple on the fund’s equity investment.

Fund II also has $96 million under contract for sale (the “Pending Disposition Amount”). As the Pending Disposition Amount is subject to customary closing conditions, no assurance can be given that the Company will successfully close on the Pending Disposition Amount.

Fund Promote

During the six months ended June 30, 2017, the Company generated $0.6 million (less than $0.01 per share) of net promote income from Fund III. No promote was earned during the second quarter of 2017.

BALANCE SHEET

The Company did not issue any equity during 2017.

Additionally, the Company maintained its solid, low-leveraged balance sheet. As of June 30, 2017, the Company’s net debt to EBITDA ratio for the Core Portfolio was 4.5x. Including its pro-rata share of Fund debt, the Company’s net debt to EBITDA ratio was 5.6x over the same period.

GUIDANCE

The Company is confirming its full-year 2017 guidance for FFO per share of $1.44 to $1.54 and for earnings per share of $0.58 to $0.63. The guidance is before any acquisition-related costs, and gains/losses on sale or impairment of depreciated and non-operating properties.

CONFERENCE CALL

Management will conduct a conference call on Wednesday, July 26, 2017 at 12:00 PM ET to review the Company’s earnings and operating results. Dial-in and webcast information is listed below.

Live Conference Call:
Date:            Wednesday, July 26, 2017
Time:            12:00 PM ET
Dial#:            844-309-6711
Passcode:        “Acadia Realty” or “43097389”
Webcast (Listen-only):    www.acadiarealty.com under Investors, Presentations & Events

Phone Replay:
Dial#:            855-859-2056
Passcode:        “43097389”
Available Through:    Wednesday, August 2, 2017

Webcast Replay:    www.acadiarealty.com under Investors, Presentations & Events

About Acadia Realty Trust

Acadia Realty Trust is an equity real estate investment trust focused on delivering long-term, profitable growth via its dual - Core and Fund - operating platforms and its disciplined, location-driven investment strategy. Acadia Realty Trust is accomplishing this goal by building a best-in-class core real estate portfolio with meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors; making profitable opportunistic and value-add investments through its series of discretionary, institutional funds; and maintaining a strong balance sheet. For further information, please visit www.acadiarealty.com.

Safe Harbor Statement

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential investment opportunities. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 24, 2017 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) political and economic uncertainty; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of the Company’s properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses; (xii) information technology security threats and (xiii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Operations (a)
(dollars and Common Shares in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues
Rental income	$48,468	$35,186	$97,053	$73,776
Expense reimbursements	10,074	7,769	22,390	15,728
Other	962	963	2,060	2,459
Total revenues	59,504	43,918	121,503	91,963
Operating expenses
Depreciation and amortization	26,057	14,678	50,593	31,527
General and administrative	8,864	8,521	17,333	17,873
Real estate taxes	8,034	5,640	18,640	11,805
Property operating	9,364	5,105	17,561	10,642
Other operating	443	538	737	829
Total operating expenses	52,762	34,482	104,864	72,676

Operating income	6,742	9,436	16,639	19,287

Equity in earnings and gains of unconsolidated affiliates inclusive of gains on disposition of properties of $3,285, $0, $14,771 and $0, respectively	4,340	1,740	17,043	3,694
Interest income	8,203	7,415	17,187	12,053
Interest expense	(12,750)	(8,897)	(24,238)	(16,935)
Income from continuing operations before income taxes	6,535	9,694	26,631	18,099
Income tax provision	(427)	(111)	(552)	(34)
Income from continuing operations before gain on disposition of properties	6,108	9,583	26,079	18,065
Gain on disposition of properties, net of tax	—	16,572	—	81,965
Net income	6,108	26,155	26,079	100,030
Net loss (income) attributable to noncontrolling interests	5,952	(8,237)	1,612	(53,187)
Net income attributable to Acadia	$12,060	$17,918	$27,691	$46,843

Less: net income attributable to participating securities	(126)	(223)	(372)	(589)
Net income attributable to Common Shareholders - basic	$11,934	$17,695	$27,319	$46,254

Weighted average shares for diluted earnings per share	83,662	72,896	83,654	71,859

Net Earnings per share - basic and diluted (b)	$0.14	$0.24	$0.33	$0.64

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Consolidated Net Income to Funds From Operations (a, c)
(dollars and Common Shares and Units in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net income attributable to Acadia	$12,060	$17,918	$27,691	$46,843

Depreciation of real estate and amortization of leasing costs (net of noncontrolling interests' share)	21,093	14,112	42,626	29,440

Gain on sale (net of noncontrolling interests’ share)	(753)	(4,117)	(3,495)	(19,257)
Income attributable to Common OP Unit holders	719	1,110	1,642	2,964
Distributions - Preferred OP Units	138	139	277	278
Funds from operations attributable to Common Shareholders and Common OP Unit holders	$33,257	$29,162	$68,741	$60,268

Funds From Operations per Share - Diluted
Weighted average number of Common Shares and Common OP Units (d)	88,973	77,899	88,998	76,872
Diluted Funds from operations, per Common Share and Common OP Unit	$0.37	$0.37	$0.77	$0.78

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Consolidated Operating Income to Net Property Operating Income (“NOI”) (a)
(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Consolidated Operating Income	$6,742	$9,436	$16,639	$19,287
Add back:
General and administrative	8,864	8,521	17,333	17,873
Depreciation and amortization	26,057	14,678	50,593	31,527
Less:
Above/below market rent, straight-line rent and other adjustments	(3,956)	(2,400)	(9,943)	(5,900)
Consolidated NOI	37,707	30,235	74,622	62,787

Noncontrolling interest in consolidated NOI	(7,046)	(5,200)	(13,585)	(12,200)
Less: Operating Partnership's interest in Fund NOI included above	(2,029)	(1,200)	(3,976)	(2,600)
Add: Operating Partnership's share of unconsolidated joint ventures NOI (e)	4,980	3,839	9,687	7,154
NOI - Core Portfolio	$33,612	$27,674	$66,748	$55,141

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Balance Sheets (a)
(dollars in thousands)

	As of
	June 30, 2017	December 31, 2016
ASSETS
Investments in real estate, at cost
Land	$647,087	$693,252
Buildings and improvements	2,529,079	2,048,508
Construction in progress	23,910	19,789
Properties under capital lease	76,965	76,965
	3,277,041	2,838,514
Less: accumulated depreciation	(319,497)	(287,066)
Operating real estate, net	2,957,544	2,551,448
Real estate under development, at cost	208,966	543,486
Net investments in real estate	3,166,510	3,094,934
Notes receivable, net	249,848	276,163
Investments in and advances to unconsolidated affiliates	272,736	272,028
Other assets, net	207,203	192,786
Cash and cash equivalents	43,442	71,805
Rents receivable, net	50,096	43,842
Restricted cash	24,311	22,904
Assets of properties held for sale	34,699	21,498
Total assets	$4,048,845	$3,995,960

LIABILITIES
Mortgage and other notes payable, net	$1,122,131	$1,055,728
Unsecured notes payable, net	397,622	432,990
Unsecured line of credit	24,000	—
Accounts payable and other liabilities	215,621	208,672
Capital lease obligation	70,367	70,129
Dividends and distributions payable	23,349	36,625
Distributions in excess of income from, and investments in, unconsolidated affiliates	15,358	13,691
Total liabilities	1,868,448	1,817,835
Commitments and contingencies
EQUITY
Acadia Shareholders' Equity
Common shares, $0.001 par value, authorized 100,000,000 shares, issued and outstanding 83,659,353 and 83,597,741 shares, respectively	84	84
Additional paid-in capital	1,592,069	1,594,926
Accumulated other comprehensive loss	(520)	(798)
Distributions in excess of accumulated earnings	(21,439)	(5,635)
Total Acadia shareholders’ equity	1,570,194	1,588,577
Noncontrolling interests	610,203	589,548
Total equity	2,180,397	2,178,125
Total liabilities and equity	$4,048,845	$3,995,960

ACADIA REALTY TRUST AND SUBSIDIARIES

Notes to Financial Highlights:

(a)
For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

(b)
Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

(c)
The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property, depreciation and amortization, and impairment of depreciable real estate. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, impairment of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures.

(d)
In addition to the weighted-average Common Shares outstanding, basic and diluted FFO also assume full conversion of a weighted-average 4,755 thousand and 4,400 thousand OP Units into Common Shares for the quarters ended June 30, 2017 and 2016 and 4,755 thousand and 4,461 thousand OP Units into Common Shares for the six months ended June 30, 2017 and 2016, respectively. Diluted FFO also includes: (i) the assumed conversion of Preferred OP Units into 512 thousand and 427 thousand Common Shares for the quarters ended June 30, 2017 and 2016 and 504 thousand and 428 thousand Common Shares for the six months ended June 30, 2017 and 2016, respectively; and (ii) the effect of 44 thousand and 176 thousand employee share options, restricted share units and LTIP units for the quarters ended June 30, 2017 and 2016 and 91 thousand and 157 thousand for the six months ended June 30, 2017 and 2016, respectively.

(e)
The Pro-rata portion share of NOI is based upon our stated ownership percentages in each operating agreement. Does not include the Operating Partnership's share of NOI from unconsolidated joint ventures within the Funds